Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus, dated October 26, 2026, included in this Registration Statement (Form N-2) of DNP Select Income Fund Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 12, 2025, with respect to the financial statements and financial highlights of DNP Select Income Fund Inc. included in the Annual Report (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

October 23, 2026